Exhibit 5.1

Steven M. Przesmicki

+1 858 550 6070

przes@cooley.com

June 14, 2019

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,850,000 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), including (i) up to 850,000 shares issuable pursuant to the Company’s Amended and Restated 2017 Long-Term Incentive Plan (the “Incentive Plan”) and (ii) up to 1,000,000 shares issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (the “Employee Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, the Incentive Plan, the Employee Plan and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In rendering this opinion, we have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.  As to certain factual matters, we have relied upon certificates of officers of the Company and have not independently verified such matters.

Our opinion is expressed with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Incentive Plan or the Employee Plan, as applicable, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements under the Incentive Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

Arena Pharmaceuticals, Inc. June 14, 2019 Page 2

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley llp

By: /s/ Steven M. Przesmicki

    Steven M. Przesmicki